Exhibit 10.1

Personal and Confidential

August 31, 2009

Thomas Seifert

[Address]

Dear Thomas,

We are pleased to extend to you this offer of employment to join Advanced Micro Devices, Inc. (AMD), in the position of Senior Vice President and Chief Financial Officer, reporting to Dirk Meyer, Chief Executive Officer. If accepted, under this offer you would be located at our Lonestar campus corporate offices in Austin, Texas beginning on Monday, October 5, 2009.

Your initial bi-weekly salary will be $20,192.31 ($525,000 annualized base salary). AMD has 26 bi-weekly pay periods per year.

You will receive a one-time sign-on bonus of $150,000, less deductions as required by law. If you leave AMD within two years of your hire date, you will be required to reimburse to AMD all or a prorated amount of the bonus according to the terms and conditions of the enclosed Sign-On Bonus Agreement. You must sign and date the enclosed Sign-On Bonus Agreement, and return the original along with the original of this executed offer letter.

You will also be eligible to participate in a bonus plan that will be applicable to you, and is currently under development, in accordance with the final terms and conditions of that bonus plan. Your initial 2009 target bonus opportunity will be 150% of your base salary. Any amount which you may earn under the bonus plan between your hire date and the end of the performance period will be pro-rated for the number of months you actually participate during this period. Target bonus opportunities are subject to review and may be adjusted, generally each plan year. Your participation will be subject to the terms and conditions of the bonus plan.

Further, you will be granted an option to purchase 250,000 shares of AMD common stock at an exercise price equal to the closing price of AMD stock on the date of the grant. The shares will vest over a 36 month period from date of grant: 33.3% after approximately 12 months from date of grant, and then 8.3% every three months over the next 24 months, assuming continuous active service. Please note that the stock option grant is an opportunity provided by Advanced Micro Devices, Inc. that is separate from and in addition to your regular compensation, with rights and obligations governed by the applicable equity incentive plan documents. The Advanced Micro Devices Inc. Board of Directors has already approved this grant for you contingent upon your acceptance of this offer.

Further, subject to approval by Advanced Micro Devices, Inc.’s Board of Directors, you will be granted 125,000 restricted stock units. The units will vest over a 39 month period from date of grant: 33.3% after approximately 15 months from date of grant, and then 33.3% every 12 months over the next 24 months, assuming continuous active service. Please note that the restricted stock unit grant is an opportunity provided by Advanced Micro Devices, Inc. that is separate from and in addition to your regular compensation, with rights and obligations governed by the applicable equity plan documents.

You will be considered for an equity grant in May 2010 or the closest grant date following, and contingent upon, the approval of the compensation committee of the Board of Directors.

To assist you with your relocation, AMD is offering you executive relocation benefits, as explained in and in accordance with the enclosed Relocation Guidelines and Expenses Agreement. Please sign, initial, and date the enclosed Relocation Guidelines and Expenses Agreement. Return the original document along with the original executed Offer letter. Your move will be coordinated by the AMD Corporate Relocation Department. Refer to the Relocation Guidelines and Expenses Agreement for contact information.

Personal and Confidential

August 31, 2009

Thomas Seifert

You will also be offered the benefit of AMD’s Change of Control Agreement. The Company developed the enclosed agreement for certain key executives such as you, to provide you with benefits in the event there is a change of control of the Company. The goal of this type of agreement is to enable you to remain focused and dedicated even in uncertain times. The Change of Control Agreement conforms to the format approved by AMD’s Compensation Committee.

AMD makes available to its employees a comprehensive benefits program including medical, dental, life and disability coverage, 401(k) retirement savings plan, and executive physical.

This offer is contingent upon you successfully passing a background investigation to be performed by our Security Investigations Department. As lawfully permitted, this background investigation includes an investigation of criminal records, previous employment history and references, and educational background. If applicable, this offer is also contingent on AMD successfully obtaining an export license for you in accordance with government regulations. Please protect your current employment until the background check and export license processes are complete.

This offer is contingent upon meeting the conditions listed below by your start date:

•

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide AMD with documents to verify your identity and your legal right to work in the United States by the time of your start date, targeted for October 5, 2009. You would therefore need to present this documentation on your first day of employment within the United States.

This offer is further contingent upon your signing and returning the enclosed AMD Agreement and completing all new employee orientation requirements (including acknowledging AMD’s Worldwide Standards of Business Conduct). Your employment with AMD is “at-will,” which means that you or AMD may terminate it at any time, with or without cause or notice.

The terms in this letter accurately and completely describe your employment agreement with AMD, and supersede any other oral or written agreements or promises made to you.

If this offer is agreeable to you, please accept it by initialing each page, signing your name below and returning the original signed and dated document to me in the enclosed envelope.

We look forward to having you as a member of our team and feel our association will be mutually rewarding. The dedication, creative drive and loyalty of our employees have enabled us to impact the world through our technological advances in the microelectronics field. We are confident that you possess these qualities and that your contributions to AMD will be significant.

Should you have any questions, please feel free to contact me.

We look forward to you joining the AMD team!

Sincerely,

/S/ ALLEN SOCKWELL
Allen Sockwell
Sr. Vice President and Chief Talent Officer

[Phone Number]

Personal and Confidential

August 31, 2009

Thomas Seifert

Agreed to and accepted by:

/S/ THOMAS SEIFERT	10/05/09
Signature	Start Date*

09/01/09
Date Signed

*	If a start date has been agreed upon, please indicate that date above. If a date has not yet been determined, please contact Allen Sockwell or your assigned recruiter (Jeff Vise, noted above). Please note that all new AMD employees start on a Monday.